UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 3, 2014

McDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

757 N. Eldridge Parkway Houston, Texas	77079
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (281) 870-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

McDermott International, Inc. is providing the following update regarding its anticipated new credit agreement (the “New Credit Agreement”), which it is seeking to put in place as part of its plan to refinance outstanding obligations under its existing $950 million first lien credit facility agreement (the “Existing Credit Agreement”), as well as reporting on a recently completed asset sale. McDermott expects that the New Credit Agreement will provide for an initial $400 million first-lien, first-out letter of credit facility (the “LC Facility”) and a $300 million funded first-lien, second-out term loan (the “Term Loan”). As of March 31, 2014, McDermott had $250 million of revolving credit borrowings outstanding and approximately $376 million of letters of credit outstanding under the Existing Credit Agreement.

Based on a commitment letter and term sheet relating to the LC Facility which McDermott has obtained from Crédit Agricole Corporate and Investment Bank and Wells Fargo Bank, N.A., McDermott expects that the LC Facility will:

•	provide letter of credit capacity of $400 million initially, with uncommitted options available to McDermott to increase the capacity by $100 million through December 31, 2014 and by $200 million (inclusive of any prior increase) thereafter through the term of the facility, with the letters of credit issuable thereunder to support the obligations of McDermott and its affiliates and joint ventures, with a cap of 25% of the aggregate amount of the LC Facility being available for financial letters of credit;

•	have a maturity date as of the third anniversary of the closing date;

•	be guaranteed by substantially all of McDermott’s wholly owned subsidiaries, other than its captive insurance subsidiary (the “Guarantors”);

•	be secured on a first-lien, first-out basis (with relative priority over the Term Loan) by pledges of the capital stock of all the Guarantors and mortgages on, or other security interests in, substantially all the tangible and intangible assets of McDermott and the Guarantors, subject to specific exceptions;

•	require McDermott to comply with various customary affirmative covenants, as well as specific affirmative covenants, including specific reporting requirements and a requirement for ongoing periodic financial reviews by a financial advisor;

•	require McDermott to comply with various negative covenants, including limitations with respect to the incurrence of other indebtedness and liens, restrictions on acquisitions, capital expenditures and other investments, restrictions on sale/leaseback transactions and restrictions on prepayments of other indebtedness;

•	require McDermott to meet a minimum EBITDA (as defined) covenant, which will require McDermott to generate EBITDA of at least certain specified amounts for different periods over the term of the facility;

•	require McDermott to maintain a ratio of fair market value of vessel collateral to the aggregate amount of debt outstanding under the Term Loan, undrawn financial letters of credit outstanding under the LC Facility, all drawn but unreimbursed letters of credit under the LC Facility, and mark-to-market foreign exchange exposure that is not cash secured of at least 1.20:1.00;

•	require McDermott to maintain at least $200 million of minimum liquidity, excluding restricted cash at the end of each quarter; and

•	provide for a commitment fee of 0.50% per year on the unused portion of the LC Facility and letter of credit fees at an annual rate of 2.25% for performance letters of credit and 4.50% for financial letters of credit, as well as customary issuance fees and other fees and expenses.

The terms relating to the LC Facility described above are only the anticipated terms of the LC Facility and are subject to change, including as a result of market conditions.

Based on discussions with prospective lenders under the Term Loan and an indicative term sheet McDermott has been utilizing in those discussions, McDermott expects that the Term Loan will:

•	provide a fully funded $300 million term loan;

•	have a maturity date as of the fifth anniversary of the closing date;

•	be borrowed by a newly formed, wholly owned domestic subsidiary of McDermott and be guaranteed by McDermott and the Guarantors;

•	be secured on a first-lien, second-out basis (with the LC Facility having relative priority over the Term Loan) by the same collateral described above with respect to the LC Facility;

•	require mandatory prepayments from: (1) the proceeds from the sale of assets, as well as insurance proceeds, in each case subject to certain exceptions, to the extent such proceeds are not reinvested in McDermott’s business within 365 days of receipt; (2) net cash proceeds from the incurrence of indebtedness, subject to certain exceptions to be specified; and (3) 50% of amounts deemed to be “excess cash flow,” subject to certain adjustments to be specified;

•	provide for a prepayment premium if McDermott prepays or re-prices the Term Loan within the first three years after the closing date;

•	require McDermott to comply with various affirmative and negative covenants that are usual for loan arrangements of this type;

•	require McDermott to maintain a ratio of “ownership adjusted fair market value” of marine vessels to the sum of (1) the outstanding principal amount of the Term Loan and (2) the aggregate principal amount of unreimbursed drawings under the LC Facility of at least 1.75:1.00; and

•	bear interest at a floating rate, which can be, at McDermott’s option, either (1) a LIBOR rate for a specified interest period plus an applicable margin to be determined or (2) an alternate base rate plus an applicable margin to be determined, in either case, subject a LIBOR or a base rate floor to be determined.

The terms relating to the Term Loan described above are only the anticipated terms of the Term Loan and are subject to change, including as a result of market conditions.

In connection with the LC Facility and the Term Loan, McDermott will pay certain fees to the lenders thereunder, as well as certain arrangement fees to the arrangers and agents for the LC Facility and the Term Loan, which McDermott intends to amortize to interest expense over their respective terms.

Concurrently with the closing under the New Credit Agreement, McDermott intends to terminate the previously announced bridge-loan commitment obtained from an affiliate of Goldman, Sachs & Co.

The transactions under the New Credit Agreement described above have not yet been completed. Accordingly, there is a possibility that the structure, pricing, principal amount and other terms of the LC Facility and the Term Loan will be different from what is currently contemplated and described in this report.

On April 3, 2014, we completed the sale of our Harbor Island facility near Corpus Christi, Texas for proceeds of approximately $31.7 million and recognized a gain on the sale of approximately $25 million.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this report which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott’s actual results of operations. These forward-looking statements include, but are not limited to, statements about the terms of the anticipated New Credit Agreement and expectations regarding the closing of the transactions thereunder and the termination of the previously announced bridge loan commitment. Although McDermott believes that the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which McDermott operates or credit markets. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013. This report reflects management’s views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

By:	/s/ Perry L. Elders
Perry L. Elders
Senior Vice President and Chief Financial Officer

Date: April 3, 2014

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